Exhibit 99.1

News Release             ☐ ☐ ☐ ☐

FOR:	REMEDYTEMP, INC.

CONTACTS:	Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson MS&L
(323) 866-6060

REMEDYTEMP REVISES 2nd QUARTER GUIDANCE

— COMPANY ALSO ANNOUNCES IT WILL APPEAL

WORKERS’ COMP INSURANCE RULING —

ALISO VIEJO, Calif.—April 7, 2003— Remedy Temp, Inc. (NASDAQ:REMX) said today it is revising guidance for its second fiscal quarter ended March 30, 2003 and that it will appeal a March 28, 2003 unfavorable ruling by the California Workers’ Compensation Appeals Board (WCAB).

The company said it expects to sustain a net operating loss in the range of $700,000, or $.08 per share, to $1,000,000, or $.11 per share, compared with earlier guidance ranging from net income of $100,000, or $.01 per share, to a net loss of $300,000, or $.03 per share. For the corresponding prior year period, RemedyTemp reported net income of $191,000, or $.02 per share, on revenue of $106.6 million.

The company said it that it expects to meet or slightly exceed its original guidance on revenue for the 2003 second fiscal quarter of $113 million to $115 million, surpassing last year’s second quarter by 6% to 8%.

Greg Palmer, president and chief executive officer, said the revised guidance primarily reflects an inability to pass along recent sharp increases in state unemployment insurance costs and severe pricing pressures experienced throughout the staffing industry. He said margins continue to remain under pressure due to the rapid growth in the lower margin light industrial business, higher workers’ compensation expense, and investments the company is making for future growth.

Palmer said RemedyTemp is continuing to invest heavily in expansion of the business, principally its RemX Financial Staffing division. He said this unit was successfully launched last year and has experienced rapid growth, higher gross margins and strong customer acceptance. RemX Financial

Staffing opened an office in New York City last month, representing the ninth branch to be opened in the past 12 months.

Palmer said management is taking swift action in response to the continued pressure on operating margins. “We are taking a two-pronged approach to this continuing challenge,” said Palmer. “First, we are looking at innovative ways to further reduce SG&A costs at both the corporate and field levels by leveraging technology, improving processes and exploring more efficient operating models. The first phase of our plan is well underway and will eliminate approximately 5% of the workforce by eliminating certain non-revenue-generating positions. Second, in this environment of higher unemployment rates, we anticipate closing approximately 10% of our company-owned offices – those that are under-performing as well as offices primarily dedicated as recruiting, rather than revenue-generating.”

Palmer said the revised guidance excludes any goodwill impairment charge resulting from the implementation of SFAS 142, any costs or special charges associated with the expense reduction measures, workers’ compensation liability recognition or other related valuation matters and accrual adjustments. He said that despite the current pressure on margins, RemedyTemp remains fundamentally sound, with a positive long-term outlook, stable revenue growth and a strong balance sheet with no debt.

RemedyTemp expects to report its full results for the quarter on April 30, 2003.

The company also said today it will seek review of a March 28, 2003 unfavorable ruling by the WCAB in connection with payment of workers’ compensation claims, following the liquidation of RemedyTemp’s former insurance carrier, Reliance National Indemnity Insurance Co. Reliance was RemedyTemp’s carrier for approximately four years until April 2001. In October 2001, Reliance was found insolvent and placed into liquidation proceedings.

RemedyTemp initiated legal proceedings against the California Insurance Guarantee Association (CIGA), which it believes is responsible for Reliance’s outstanding liabilities under California law. In November 2002, RemedyTemp appealed to the WCAB following an unfavorable ruling by a California Workers’ Compensation Administrative Law Judge decision that would permit CIGA to join certain RemedyTemp customers in pending workers’ compensation actions in California, thus relieving CIGA of its obligation to pay such claims, the total extent of which are currently uncertain. RemedyTemp said it now will seek review of the case in the California Court of Appeals. The WCAB continued the “stay” that has been in effect since April 2002, thus preventing the workers’ compensation actions from proceeding until the appeal process is exhausted.

“RemedyTemp believes that the WCAB decision is in error and intends to vigorously pursue review in the courts,” Palmer said. “We do not expect this issue will impact the company’s execution of our strategic plan. Our current carrier is ACE U.S.A., which has received a strong ‘A XII’ rating from Best’s, and places our current workers’ compensation program on solid ground.”

Despite RemedyTemp’s determination to pursue the review process, there can be no assurance that further review will be granted or of ultimate success in overturning the WCAB decision. Failure to ultimately prevail could have a material adverse effect on the company. RemedyTemp expects that it would reimburse its clients for actual losses incurred as a result of an ultimate unfavorable ruling in this matter. If CIGA is permitted to join RemedyTemp’s clients, thus triggering such clients’ insurance carriers’ obligation to pay for the claims, the exposure to RemedyTemp becomes a function of the ultimate claims’ losses and the impact of such claims, if any, on the clients’ insurance coverage.

RemedyTemp said it is unable to obtain reliable current data from the trustee for Reliance regarding outstanding claims and is also unable to ascertain the specific details regarding the insurance coverage of its affected clients and the impact of an unfavorable ruling on such coverage. Accordingly, the company believes that at this time, a range of loss cannot be reasonably estimated. The company does believe that its exposure in this matter, should CIGA prevail, would likely be material to the company’s consolidated statement of income.

To provide a historical reference regarding the claims incurred during the applicable period, the estimated remaining unpaid liability for such claims as of September 30, 2001 was approximately $17 million to $19 million, based upon an actuarial analysis of RemedyTemp’s workers’ compensation claims history performed by a third party actuary. This amount could materially differ from an estimate based upon current claims information. Further, the company cautions that it believes its exposure in this matter is not the remaining claims liability, but rather a function of the impact of such claims, if any, on the clients’ insurance costs.

About RemedyTemp Inc.

RemedyTemp Inc, with more than 263 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp, visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties and are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”). Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including, with limitation, the success of RemX Financial Staffing, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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